Exhibit 21.01


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Subsidiary of the Registrant and Related Subsidiaries




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                                                                     State of
                                                                     Incorporation or
Parent Organization                 Subsidiary                       Ownership


ALBANK Financial Corporation        ALBANK, FSB            100%      New York

ALBANK, FSB                         ALVEST FINANCIAL       100%      New York
                                    SERVICES, INC.

ALBANK, FSB                         ASBANY CORP.           100%      New York

ALBANK, FSB                         ASBANY FUNDING CORP.   100%      New York

ASBANY CORP.                        CDC-ASBANY CORP.       100%      New York

ASBANY CORP.                        GABLES CVF, INC.       100%      Nebraska

ASBANY CORP.                        PAGE-ASBANY CORP.      100%      New York

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